UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 16, 2018

OrangeHook, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	000-54249	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

319 Barry Avenue South #300
Wayzata, Minnesota 55391
 (Address of Principal Executive Offices including Zip Code)

(442) 500-4665
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement.

The Company entered into Conversion Agreements (as defined below) with the following individuals and entities, among others, which Conversion Agreements provide for the conversion of the listed principal amount of debt into the indicated number of Units (as defined below) and the listed amount of accrued dividends into the indicated number of shares of the Company's Common Stock:
Debt Holder	Principal Converted	Units Issued	Dividends Converted	Common Stock Issued	Relationship to the Company

Salvatore Fazzolari	$175,000	175	$32,580	6,517	Director

Shorewood Village Shopping Center, Inc.	$210,000	210	–	–	Owned by a relative of James L. Mandel, a Director and the Company's CEO

Whitney Peyton	$5,458,330	5,458	$135,288	27,058	Director

Donald Miller	$1,650,000	1,650	$267,911	53,384	Director

The terms of the Conversion Agreements are summarized in Item 3.02, which summaries are incorporated herein by reference.
Item 3.02.  Unregistered Sales of Equity Securities.

On February 16, 2018, OrangeHook, Inc., a Florida corporation (the "Company"), entered into conversion agreements (the "Conversion Agreements") with holders of certain Company debt (the "Debt Holders") and certain holders of the Company's preferred stock (the "Preferred Stock Holders") to convert debt and accrued dividends with respect to the preferred stock into Company equity. Several counterparties to Conversion Agreements were both Debt Holders and Preferred Stockholders. The Conversion Agreements are effective as of December 31, 2017.
The Conversion Agreements converted outstanding debt, at the individual Debt Holder's discretion, to units (the "Units") at a conversion rate of one Unit per $1,000 of debt converted (the "Conversions").  Each Unit consists of one share of the Company's Series OH-2 Convertible Preferred Stock ("Series OH-2 Preferred") convertible to 143 shares of the Company's Common Stock and a warrant to purchase 71.5 shares of the Company's Common Stock (the "Warrants"). The Warrants have a seven-year term and an exercise price of $7.00 per share of Common Stock. The Company converted an aggregate of $8,087,868 principal amount of debt and interest pursuant to the terms of the Conversion Agreements and agreed to issue an aggregate of approximately 8,090 shares of Series OH-2 Preferred.
The Conversion Agreements also provided that accrued dividends on shares of Series OH-2 Preferred Stock would be converted into shares of the Company's Common Stock at a rate of one share of Common Stock per $5.00 of accrued dividends. The Company agreed to issue an aggregate of 394,722 shares of Common Stock in lieu of $1,973,488 of accrued dividends pursuant to the terms of the Conversion Agreements.
The issuance of shares of Series OH-2 Preferred and Common Stock pursuant to the terms of the Conversion Agreements constitute private placements under Section 4(a)(2) of the Securities Act of 1933, as amended, in accordance with Regulation D promulgated thereunder. Offers were made only to holders of Company debt and preferred stock and certain providers of professional services. Each counterparty to a Conversion Agreement made representations regarding such party's accredited investor status and investment intent. An appropriate legend will be affixed by the Company to the share certificates representing that the shares of Series OH-2 Preferred and Common Stock that were issued in the private placements.

Item 5.03.  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective February 23, 2018, the Company amended its Certificate of Designation of Series OH-2 Convertible Preferred Stock (the "Amendment").  The Amendment increased the number of designated shares of Series OH-2 Convertible Preferred Stock from 25,000 shares to 31,250.  All other provisions of the original Certificate of Designation remained unchanged by the amendment.
The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 to this Current Report and are hereby incorporated by reference into this Item 5.03.
Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibits are filed herewith.
Exhibit No.	Description

3.1	Amendment to Certificate of Designation of Series OH-2 Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORANGEHOOK, INC.

Dated:   February 23, 2018
By:  /s/   James L. Mandel
               James L. Mandel
               President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

3.1	Amendment to Certificate of Designation of Series OH-2 Convertible Preferred Stock